March 25, 2004


BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.
6601 Owens Drive, Suite 115
Pleasanton, CA 94588

Attention:        Mr. Joseph A. Wagda
                  Chief Executive Officer Chairman of the Board


Dear Joe:

         1. Retention. This letter agreement (the "Agreement") confirms that as of March 25, 2004 (the "Effective Date"), BrightStar Information Technology Group, Inc. (the "Company"), a Delaware corporation, has engaged Sheridan Road Capital ("Sheridan Road") to act as exclusive financial advisor in connection with any potential sale of the Company or any of its material assets through any structure or form of divestiture transaction including, but not limited to, a direct or indirect sale of Company stock or assets, or any merger, consolidation, restructuring, transfer of securities or any similar or related divestiture transaction authorized by the Company during the Term of the Agreement (the "Transaction"). During the Term of the Agreement, the Company agrees that it will not, directly or indirectly, effect a Transaction, or otherwise contact or approach with respect thereto with any person or persons, other than through Sheridan Road. "Term of the Agreement" shall mean the period from Mach 25, 2004 through the date of termination of this Agreement.

         2. Information on the Company. In connection with Sheridan Road's activities hereunder, the Company will furnish Sheridan Road and its counsel with all materials and information regarding the business and financial condition of the Company which the Company believes is relevant or which Sheridan Road at any time reasonably requests (all such information so furnished being the "Information"). The Company recognizes and confirms that Sheridan
Road: (a) will use and rely solely on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same;
(b) is authorized as the Company's exclusive financial advisor, to transmit to any prospective purchaser of the Company a copy or copies of the Information and other legal documentation necessary or advisable in connection with the transactions contemplated hereby; (c) does not assume responsibility for the accuracy or completeness of the Information or such other information; (d) will not make an appraisal of any assets or liabilities of the Company; and (e) retains the right to continue to perform due diligence on the Company during the course of the engagement. Sheridan Road agrees to keep the Information confidential so long as it is and remains non-public, unless disclosure is required by law or requested by any governmental, regulatory or self regulatory agency or body and Sheridan Road will not make use thereof, except in connection with its services hereunder for the Company.

         3. Use of Name. The Company agrees that any reference to Sheridan Road in any release, communication, or other material is subject to Sheridan Road's prior written approval, which may be given or withheld in its sole discretion. If Sheridan Road resigns prior to the dissemination of any such release, communication or material, no reference shall be made therein to Sheridan Road, despite any prior written approval that may have been given therefor.

         4. Use of Advice. During the term of this Agreement, Sheridan Road may provide the Company with financial advice and assistance in connection with any Transaction. No statements made or advice rendered by Sheridan Road in connection with the services performed by Sheridan Road pursuant to this Agreement will be quoted by, nor will any such statements or advice be referred to, in any report, document, release or other communication, whether written or oral, prepared, issued or transmitted by, the Company or any person or corporation controlling, controlled by or under common control with, the Company or any director, officer, employee, agent or representative or any such person, without the prior written authorization of Sheridan Road, which may be given or withheld in its sole discretion, except to the extent required by law (in which case the appropriate party shall so advise Sheridan Road in writing prior to such use and shall consult with Sheridan Road with respect to the form and timing of disclosure).

         5. Compensation. In payment for services rendered and to be rendered hereunder by Sheridan Road, the Company agrees to pay to Sheridan Road as follows:

(a) $7,500 (seven thousand five hundred dollars) payable in advance on a monthly basis (the "Monthly Fee") for a period of four months from the Effective Date (the "Initial Period");

(b) During the Initial Period , the Company may terminate this Agreement by written notice to Sheridan Road at any time ("Early Termination Date") provided however;

1. The Company has paid Sheridan Road for its services up and through the Early Termination Date, which payment will be computed by dividing the Monthly Fee by thirty (30) and multiplying the sum of the number of days since the last Monthly Fee was received by Sheridan Road;
2. If the Company has received in writing an indication of interest, preliminary term sheet, or other term sheet (the "Term Sheet") from a prospective buyer or merger candidate, the Company agrees to extend the Initial Period until the first to occur of a financial closing of the Transaction, termination of the Term Sheet (or any related agreement) or six months from the date of the Term Sheet;

(c) Upon the financial closing of a Transaction which commences or occurs during the Initial Period, as it may be extended, or which closes within twelve months from the termination of Sheridan Road's services hereof, the Company shall pay Sheridan Road in cash at the financial closing a fee (the "Success Fee") equal to the sum of $100,000 in cash.

(d) In addition to the compensation to be paid to Sheridan Road as provided in Sections 5(a), 5(b) and 5(c) hereof, without regard to whether any Transaction is consummated or this Agreement expires or is terminated, the Company shall pay to, or on behalf of, Sheridan Road, promptly as billed, all reasonable out-of-pocket expenses incurred by Sheridan Road in connection with its services to be rendered hereunder (including, without limitation, the fees and disbursements of Sheridan Road's counsel, travel and lodging expenses, word processing charges, messenger and duplicating services, facsimile expenses and other customary expenditures). These reimbursable expenditures are not to exceed $5,000. Expenditures in excess of $1,000 shall be subject to the advance written approval of the Company.

(e)                        All fees payable to Sheridan Road pursuant to this
                           Section 5 shall be payable in cash via wire transfer to an account designated by Sheridan Road.

         6. Representations and Warranties. The Company represents and warrants to Sheridan Road that (a) this Agreement has been duly authorized, executed and delivered by the Company; and, assuming the due execution by Sheridan Road, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, and (b) the Information will not, when delivered nor at any time prior to or at the closing of the Transaction, contain any untrue statements of a material fact, or omit to state a material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading. The Company shall advise Sheridan Road promptly of the occurrence of any event or any other change prior to the closing of the Transaction which results in the Information containing any untrue statement of a material fact or omitting to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

7. Indemnity; Limitation of Liability. Since Sheridan Road will be acting on behalf of the Company as set forth in this Agreement, and as an integral part of the consideration of services to be rendered hereunder, the Company shall indemnify Sheridan Road. The Company shall not and shall cause its affiliates and their respective directors, officers, employees, managers, members and agents not to, and shall use its reasonable best effort to cause its shareholders not to initiate any action or proceeding against Sheridan Road in connection with this engagement or the Transaction unless such action or proceeding is based solely upon the bad faith, gross negligence or willful misconduct of Sheridan Road or any of its affiliates.
         8. Survival of Certain Provisions. The indemnity shall remain operative and in full force and effect regardless of (a) any investigation made by or on behalf of Sheridan Road, (b) completion on any Transaction, (c) the resignation of Sheridan Road or any termination of Sheridan Road's services or (d) any amendment, expiration, or termination of this Agreement, and shall be binding upon, and shall inure to the benefit of, any successors, assigns, heirs and personal representatives of the Company and Sheridan Road.

         9. Conditions of Engagement. It is understood that the execution of this Agreement shall not be deemed or construed as obligating Sheridan Road to purchase or place any securities of the Company. Without limiting the foregoing, Sheridan Road's services to be performed hereunder are subject to certain conditions, including, among others, (i) satisfactory completion of due diligence on the Company by Sheridan Road, (ii) market condition, and (iii) no adverse change in the condition of the Company.

         10. Notices. Notice given pursuant to any of the provisions of this Agreement shall be in writing and shall be mailed or delivered (a) if to the Company, at the address set forth above, Attention: Chief Executive Officer, and
(b) if to Sheridan Road, at the offices of Sheridan Road at 535 North Michigan Avenue, Suite 2408, Chicago, IL 60611, Attention: Daniel R. Bryant, Managing Partner.

         11. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

12. Assignment. This Agreement may not be assigned by either party hereto without the prior written consent of the other, to be given in the sole discretion of the party from whom such consent is being requested. Any attempted assignment of this Agreement made without such consent may be void, at the option of the non-assigning party.

         13. Third Party Beneficiaries. This Agreement has been and is made solely for the benefit of the Company and Sheridan Road and their respective successors, assigns, heirs and personal representatives, and no other person shall acquire or have any right under or by virtue of this Agreement.

         14. Construction and Choice of Law. This Agreement incorporates the entire understanding of the parties and supercedes all previous agreements whether written or oral relating to the subject matter hereof should they exist. This Agreement and any issue arising out of or relating to the parties' relationship hereunder shall be governed by, and construed in accordance with, the laws of the State of Illinois, without regard to principles of conflicts of law.

         15. Jurisdiction and Venue. Each party hereto consents specifically to the exclusive jurisdiction of the federal courts of the United States sitting in Cook County, or if such federal court declines to exercise jurisdiction over any action filed pursuant to this Agreement, any court to which an appeal may be taken in connection with any action filed pursuant to this Agreement, for the purposes if all legal proceedings arising out of or relating to this Agreement and the parties agree not to commence any action, suit or proceeding relating hereto except in such courts. In connection with the foregoing consent, each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the court's exercise of personal jurisdiction over each party to this Agreement or the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each party further irrevocably waives its right to a trial by jury and consents that service of process may be effected in any manner permitted under the laws of the State of Illinois.

         16. Headings. The section headings in the Agreement have been inserted as a matter of convenience of reference and are not part of this Agreement.

         17. Press Announcments. At any time after the consummation or other public announcement of the Transaction, Sheridan Road may place an announcement in such newspapers and publications as it may choose, stating that Sheridan Road has acted as exclusive financial advisor to the Company in connection with the Transaction, and may use, from time to time, the Company's name and logo and a brief description of the Transaction in publications and/or marketing materials prepared and distributed by Sheridan Road.

         18. Term. Except as provided herein, this Agreement shall run from the Effective Date until terminated pursuant to Section 5 above (the "Term").

                  Please sign and return an original and one copy of this letter to the undersigned to indicate your acceptance of the terms set forth herein, whereupon this letter and your acceptance shall constitute a binding agreement between the Company and Sheridan Road as of the date first above written.

                                     Sincerely,

                                     SHERIDAN ROAD CAPITAL, LLC



                                     By:  ____________________________

                                              Name:
                                              Title:


         Accepted and Agreed:

         BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.



         By:  ___________________________

                  Name:
                  Title: